UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2013 (November 26, 2013)

The NASDAQ OMX Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-32651	52-1165937
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Liberty Plaza, New York, New York	10006
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: +1 212 401 8700

No change since last report

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On November 26, 2013, The NASDAQ OMX Group, Inc. (“NASDAQ OMX”) adopted a Change in Control Severance Plan for Executive Vice Presidents and Senior Vice Presidents (the “Plan”). The purpose of the Plan is to promote the long-term financial interests of NASDAQ OMX and its stockholders by (i) providing key employees of NASDAQ OMX and its subsidiaries with assurances of fair and equitable treatment as well as severance benefits consistent with competitive practices in the event of a change in control of NASDAQ OMX and (ii) reducing the risk of departures and distractions of such employees in a change in control situation.

All executive vice presidents and senior vice presidents of NASDAQ OMX or its affiliates (the “Companies”) will be eligible to participate in the Plan, except those who are covered under an active individual severance agreement.

Under the Plan, following a change in control, if a participant’s employment is terminated either by the employer without cause within two years or by the participant for good reason within one year (i.e., a “double trigger” termination), a participant who is an executive vice president will be entitled to the following severance payments and benefits:

•	a lump sum cash payment equal to the sum of: (i) 200% of the annual base salary, and (ii) 100% of the annual target incentive award for the year in which termination occurs;

•	a pro rata portion of the annual target incentive award for the year in which termination occurs plus any earned but unpaid cash inventive award for a completed plan year;

•	specified health and welfare benefits; and

•	outplacement services for a period of 12 months, or if earlier, until the participant’s first acceptance of an employment offer, up to a maximum of $50,000.

To receive benefits under the Plan, a participant must execute a general release of claims against the Companies, as well as a restrictive covenants and cooperation agreement. Among other things, the participant must agree to maintain the confidentiality of the Companies’ proprietary information and to refrain from disparaging the Companies. The participant also is prohibited from soliciting the Companies’ employees or rendering services to a competing entity for a period of one year following termination in connection with a change in control. Further, the benefits under the Plan generally are subject to discontinuation in the event a participant breaches the restrictive covenants and/or commences a suit or action in contravention of the general release of claims.

Under a “best net provision,” a participant’s aggregate severance payments and benefits under the Plan would be reduced to $1.00 less than the amount that would trigger an excise tax under Section 4999 of the Internal Revenue Code if such reduction would result in the participant receiving a greater after-tax benefit than the participant would receive if the full severance benefits were paid.

A participant is not entitled to benefits under the Plan if his or her termination is due to death, disability or termination by the participant other than for good reason. The Plan does not change the terms of any existing or future equity awards, which continue to be governed by NASDAQ OMX’s Equity Incentive Plan and individual award agreements.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan, which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description

10.1	The NASDAQ OMX Group, Inc. Change in Control Severance Plan for Executive Vice Presidents and Senior Vice Presidents, effective November 26, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 29, 2013	The NASDAQ OMX Group, Inc.

	By:	/S/ EDWARD S. KNIGHT
Edward S. Knight
Executive Vice President and General Counsel